Exhibit 23.2

[Letterhead of Dechert LLP]

June 11, 2010
KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, CA 94104

    Re:
    Registration Statement on Form S-3 of KKR Financial Holdings LLC (the "Company")

Dear Ladies and Gentlemen:

        We hereby consent to the reference to this firm under the caption "Legal Matters" in the prospectus dated on or about June 11, 2010 filed with the Securities and Exchange Commission (the "Commission") as part of the Company's Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dechert LLP
Dechert LLP